Exhibit 23.1

Certified Public Accountants  |  280 Kenneth Drive, Suite 100  | Rochester, New York 14623  | 585.427.8900| EFPRotenberg.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Global Earth Energy, Inc.

1213 Culbreth Drive

Wilmington, North Carolina 28405

We hereby consent to the incorporation by reference in  this Registration Statement on Form S-8 of our report dated December 7, 2009, relating to the consolidated financial statements of Global Earth Energy, Inc., appearing in the Company's Annual Report on Form 10-K for the year ended August 31, 2009.  Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

EFP Rotenberg, LLP

Rochester, New York

November 8, 2010